EXHIBIT 21

Subsidiaries of the Registrant

SAS IP, Inc., a Wyoming corporation

CFX ANSYS Inc., a Delaware corporation

ASN Systems Limited, a United Kingdom corporation

CFX Limited, a United Kingdom corporation

ANSYS Software Private Limited, an India corporation

Matrix CFD Solutions Pvt. Ltd., an India corporation

CADOE S.A., a France corporation

ANSYS France SARL, a France corporation

ANSYS Germany GmbH, a Germany corporation

ANSYS Japan Limited, a Japan corporation

ANSYS KK, a Japan corporation

ICEM CFD Japan PVT. Ltd., a Japan corporation

ICEM CFD Engineering Schweiz GmbH, a Switzerland corporation

ANSYS Canada Limited, a Canada corporation

2011767 Ontario, Inc., a Canada corporation